Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

FG Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Units	457(a)	8,050,000 (1)	10.00	80,500,000 (1)	$0.0000927	7,462.35
	Equity	Common Stock	457(g)	8,050,000	—	—	—	—
	Equity	Warrants	457(g)	6,037,500	—	—	—	—

(1) Includes 1,050,000 units, consisting of 1,050,000 shares of common stock and 787,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.